EXHIBIT 10.11

                              TAX SHARING AGREEMENT


          THIS AGREEMENT is made this 13th day of March, 1996 by and among The Fairchild Corporation, a Delaware corporation ("TFC"), RHI Holdings, Inc., a
Delaware corporation ("RHI") and Shared Technologies Inc., a Delaware corporation ("Shared Technologies").

          WHEREAS, TFC currently owns all of the outstanding common stock of RHI, RHI currently owns all of the outstanding common stock of Fairchild Industries, Inc., a Delaware corporation ("FII"), and FII owns all of the outstanding common stock of VSI Corporation, a Delaware corporation ("VSI");

          WHEREAS, the operations of TFC, RHI, FII and VSI are presently included in the consolidated Federal income tax return filed for an affiliated group (within the meaning of ss. 1504 of the Internal Revenue Code of 1986, as amended ("Code")) (the "TFC Group") of which TFC is the common parent;

          WHEREAS, TFC, RHI, FII and Shared Technologies have signed an Agreement and Plan of Merger on November 9, 1995, a First Amendment to Agreement and Plan of Merger as of February 2, 1996, a Second Amendment to Agreement and Plan of Merger as of February 23, 1996 and a Third Amendment to Agreement and Plan of Merger as of March 1, 1996 (as so amended, the "Merger Agreement") under which, inter alia, FII will merge into Shared Technologies;

          WHEREAS, TFC, RHI and Shared Technologies desire to enter into an agreement providing for payments among TFC, RHI and Shared Technologies with respect to certain tax benefits and for indemnification with respect to certain tax liabilities;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

   1. Indemnity

         A. Definition

          This agreement applies to all Federal, State, local, and foreign taxes (including income, franchise, withholding, and alternative minimum taxes), and also includes all interest, penalties and additions imposed with respect to such amounts (all such taxes and other amounts are collectively, "Taxes").

         B. Tax Indemnification

          (1) TFC and RHI, jointly and severally, shall pay and indemnify and shall hold Shared Technologies harmless from and against (i) all Taxes and claims for Taxes paid or payable by FII or VSI with respect to any taxable year or period of FII or VSI or predecessor entities of either of them which ends on or before the date of the merger of FII into Shared Technologies (the "Deconsolidation Date"), including any tax liability which arises because FII and VSI cease on the Deconsolidation Date to be members of the TFC Group or of any other group filing a combined or consolidated tax return for foreign, state, or local tax purposes and including any tax liability of FII and VSI resulting from the Fairchild Reorganization as further described on Schedule 9.1 attached to the Merger Agreement, and (ii) all taxes and claims for Taxes paid or payable by FII or VSI by virtue of Section 1.1502-6 of the Treasury Regulations, or by virtue of any similar provision of foreign, state, or local law by reason that FII and VSI were members of a group which files or has filed a consolidated federal income tax return, or a combined or consolidated foreign, state, or local tax return. For purposes of this Agreement, any taxable year beginning before and ending after the Deconsolidation Date shall be treated as ending on the Deconsolidation Date.

          For purposes of this Agreement any income or deduction arising from transactions characterized as deferred intercompany transactions for Federal income tax purposes which occurred before the Deconsolidation Date shall be deemed attributable to a period ending on or before the Deconsolidation Date (the "Pre-Deconsolidation Period").

          (2) Shared Technologies shall pay RHI and indemnify RHI and shall hold RHI harmless to the extent of any reduction in tax payable by Shared Technologies for any taxable year beginning on or after the Deconsolidation Date (a "Post-Deconsolidation Period") as a result of a final disallowance of any loss, deduction, or credit claimed by FII or VSI as members of the TFC Group in a Pre-Deconsolidation Period and the allowance of such deduction or credit in a Post-Deconsolidation Period (or as a result of a final determination that additional income is to be recognized in a Pre-Deconsolidation Period in lieu of income which had been recognized in a Post-Deconsolidation Period). Such payment shall be limited in all cases to the amount of the reduction in actual tax otherwise payable by Shared Technologies and shall be paid when the reduction in tax is recognized by Shared Technologies.

          (3) Notwithstanding any other representation and warranty or other provision in the Merger Agreement or this Agreement, any reduction in tax payable by Shared Technologies for a Post-Deconsolidation Period as a result of utilization of net operating loss carryforwards or tax credit carryforwards of FII and VSI originating in a Pre-Deconsolidation Period shall not result in any payment by Shared Technologies to RHI of any of the reduction in actual tax otherwise payable by Shared Technologies. All carryforwards and carrybacks shall be utilized in the order provided by the Code and Treasury Regulations thereunder. Notwithstanding any other representation and warranty or other provision in the Merger Agreement or this Agreement, TFC and RHI make no representation or warranty as to (i) the amount of any net operating loss and tax credits of the TFC Group allocable to FII or VSI on the Effective Date of the Merger of FII into Shared Technologies as a result of the operations of FII and VSI prior to the Effective Date; (ii) the amount of any net operating loss and tax credit of FII and VSI that will be utilized by other members of the TFC Group before the Deconsolidation Date; and (iii) the amount of any reduction in tax payable by Shared Technologies due to utilization of any net operating loss and tax credit of the TFC Group allocable to FII and VSI as a result of the operations of FII and VSI prior to the Effective Date.

          (4) Any reduction in tax payable by the TFC Group as a result of the allowance of any additional loss, deduction, or credit claimed by the TFC Group on a claim for refund or amended return filed after the Deconsolidation Date for a Pre-Deconsolidation Period shall result in payment by RHI to Shared Technologies of an amount equal to the increase in actual tax otherwise payable by Shared Technologies caused by the allowance of the loss, deduction or credit claimed by the TFC Group. Said payment shall be made at the time the increase in tax is paid by Shared Technologies.

          (5) Any reduction in tax payable by the TFC Group as a result of utilization of net operating losses or tax credits of FII or VSI that originated in a Post-Deconsolidation Period shall result in payment by RHI and TFC, jointly and severally, to Shared Technologies of an amount equal to the increase in actual tax otherwise payable by Shared Technologies caused by the TFC Group's use of such net operating loss or credit. RHI and TFC, jointly and severally, shall pay such amount at the time such increase is calculable. The TFC Group is not required to take any action to reduce its taxes to the extent such reduction causes a permanent tax detriment to the TFC Group.

          (6) Except as provided in Paragraph 1(B)(5), all tax refunds received by FII or VSI for any periods prior to the Deconsolidation Date received by Shared Technologies shall be promptly paid by Shared Technologies to RHI.

          (7) Shared Technologies is responsible for, and will not be indemnified for, any taxes arising out of an election under ss. 338 of the Code and Shared Technologies will not make any election under ss. 338 of the Code regarding the transactions contemplated by the Merger Agreement. Shared Technologies and RHI agree to report the merger of FII into Shared Technologies on their Federal and state income tax returns as a statutory merger under ss. 368(a)(1)(A) of the Code. Shared Technologies and RHI agree to report all dividends declared and paid by Shared Technologies to RHI with respect to Convertible Preferred Stock and Special Preferred Stock on their Federal and State Income Tax Returns as dividends.

          (8) If any item resulting in an indemnification hereunder is disallowed by a taxing authority and all remedies discussed in paragraph 2 below are exhausted, then the indemnitee shall promptly return the related indemnification amounts to the indemnitor.

         C. Time for Indemnification

          Unless otherwise specified herein, payments required under paragraph 1(B) above shall be made not later than the date or dates on which the estimated payments or returns are filed, or, if later, the date of any required notice or exhaustion of remedies, as applicable.

         D. Returns, Payments and Refunds

          (1) The TFC Group shall include the results of FII and VSI operations for the Pre-Deconsolidation Period, including the results of the Fairchild Reorganization as described in Schedule 9.1 to the Merger Agreement, in its consolidated Federal income tax return and any combined state tax return or report for the Pre-Deconsolidation Period. The TFC Group and RHI shall file or cause to be filed, when due, all required federal, state, foreign, local, and other returns, reports and declarations involving taxes for (either mandatorily or at the discretion of TFC and on a consolidated, separate or any other basis) the operations and assets, including the results of the Fairchild Reorganization as described in Schedule 9.1 to the Merger Agreement, of FII and VSI for all taxable periods ending or deemed to end on or before the Deconsolidation Date. Shared Technologies shall file or cause to be filed, when due, all required, Federal, state, foreign, local, and other returns, reports and declarations involving taxes for the operations and assets of FII and VSI for any taxable period beginning on or after the Deconsolidation Date. RHI and Shared Technologies shall cooperate in filing the returns, reports and declarations for FII and VSI described in this subparagraph (1) and shall make relevant records available to each other and to FII and VSI at no cost. Each return, report or declaration filed for a Pre-Deconsolidation Period pursuant to this subparagraph
(1) shall be prepared in a manner consistent with the accounting principles and methods, elections and practices employed by the TFC Group in preparing the same or similar returns, reports and declarations for taxable periods prior to the Deconsolidation Date.

          (2) The TFC Group, RHI and Shared Technologies shall each pay or cause to be paid to the appropriate authorities all amounts payable with respect to any returns, reports or declarations which such party is required to file or cause to be filed pursuant to the preceding subparagraph (1).

         2. Tax Contests

          A. If a written claim is made by any taxing authority that, if successful, could result in the indemnification of Shared Technologies by TFC or RHI hereunder (an "Indemnifiable Claim"), Shared Technologies shall promptly notify TFC and RHI in writing of such fact. In the event that such written notice is not given within thirty (30) days of the receipt of such claim, the obligation to indemnify with respect to such claim shall terminate if each of TFC and RHI is thereafter unable, directly or indirectly, to contest such claim, pursue other administrative remedies, or sue for refund upon payment of the amount which is the subject of the claim.

          B. Shared Technologies shall take, and shall cause FII and VSI to take, any and all actions in connection with any audit or similar proceeding relating to a Pre-Deconsolidation Period, or in connection with contesting any Indemnifiable Claim, as RHI shall reasonably request from time to time. RHI shall control all audits or similar proceedings relating to a Pre-Deconsolidation Period and all proceedings in connection with contesting any Indemnifiable Claim and shall be entitled to utilize counsel of its own choosing in connection therewith; provided that, where the results of any such contest would have a material adverse impact on the ability of Shared Technologies, FII or VSI to obtain the benefit of any item of deduction, loss or credit (or require Shared Technologies, FII or VSI to recognize additional income) in any Post-Deconsolidation Period, RHI shall reasonably consult with Shared Technologies in connection with such contest. In connection with any such proceedings, RHI, in its sole discretion, may: pursue or forego any administrative appeal, proceedings, hearings and conferences with the relevant taxing authority; pay the tax claims and sue for a refund (where applicable law permits such refund suits) or contest the claim in any other legally permissible manner; prosecute such contest to a determination in a court of initial jurisdiction and in any applicable appellate courts; or take any other action it deems appropriate. RHI shall reimburse Shared Technologies for all reasonable out-of-pocket costs (including fees and disbursements of outside counsel and accountants) incurred in complying with any request by RHI pursuant to the first sentence of this subparagraph (B). If costs are incurred in connection with a dispute involving both Pre-Deconsolidation Period and Post-Deconsolidation Periods, RHI and Shared Technologies shall agree on a reasonable allocation of such costs.

          C. Shared Technologies shall not settle or otherwise compromise any Indemnifiable Claim of FII and VSI without RHI's prior written consent; provided, however, that, nothing contained herein shall require Shared Technologies to contest a claim which it would otherwise be required to contest pursuant hereto if Shared Technologies shall reasonably consult with RHI with respect to such claim and shall waive payment by RHI of any amount that might otherwise be payable by RHI hereunder by way of indemnity in respect of such or any similar claim.

          D. The payments for Taxes among TFC, RHI and Shared Technologies under their agreement are not subject to the $4 Million Basket in Sections 11.2 and
11.3 of the Merger Agreement.

         3. Interest

          If any amount payable by TFC or RHI to Shared Technologies or by Shared Technologies to TFC or RHI pursuant to this Agreement is not paid at the time set forth herein, the amount shall bear interest, from the date of such event, at a rate equal to the rate of interest as described in ss. 6621(a) of the Code and computed thereunder from time to time.

         4. Entire Agreement: Prior Tax Agreements

          This Tax Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes and terminates all prior tax agreements among TFC, RHI, FII, VSI and the parties hereto effective on the day immediately preceding the merger of FII into Shared Technologies.

         5. Expenses

          Unless otherwise expressly provided in this Agreement, each party shall bear any and all expenses that arise from its respective obligations under this Agreement.

         6. Amendment

          This Agreement may not be amended except by an agreement in writing signed by the parties hereto.

         7. Notices

          All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for the party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

         If To:                        RHI Holdings, Inc.
                                       or to The Fairchild Corporation
                                       300 West Service Road
                                       P.O. Box 10803
                                       Chantilly, VA  22001
                                       Facsimile No.:  (703) 888-5674
                                       Attention:  Donald Miller, Esq.

         With a copy to:               James J. Clark, Esq.
                                       Cahill Gordon & Reindel
                                       80 Pine Street
                                       New York, NY  10005
                                       Facsimile No.: (212) 269-5420

         If To:                        Shared Technologies Inc.
                                       100 Great Meadow Road, Suite 104
                                       Wethersfield, CT  06109
                                       Facsimile No.: (203) 258-2401
                                       Attention:  Legal Department

         With a copy to:               Walter D. Wekstein, Esq.
                                       Harold J. Carroll, Esq.
                                       Gadsby & Hannah
                                       125 Summer Street
                                       Boston, MA  02110
                                       Facsimile No.:  (617) 345-7050

         8. Successors or Assigns

          This Agreement shall constitute a direct obligation of TFC, RHI and Shared Technologies and shall be binding upon, and shall inure to the benefit of, the successors and assigns of the corporations bound hereby.

         9. Titles and Headings

          Titles  and   headings  to  sections   herein  are  included  for  the
convenience of reference only and are not intended to be a part, or to affect the meaning or interpretation, of this Agreement.

         10. Legal Enforceability

          Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

         11. Governing Law

          This Agreement shall be governed by the laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                       SHARED TECHNOLOGIES INC.

                                       By: /s/ Vincent DiVincenzo
                                           Title

                                      THE FAIRCHILD CORPORATION

                                       By: /s/ John C. Flynn
                                           Title


                                       RHI HOLDINGS, INC.

                                       By: /s/ John C. Flynn
                                           Title